Exhibit 99.1

1847 Holdings Reports 384% Revenue Growth to $10.1 Million in Q1 2025

Gross Profit Rises 478% to $5.2 Million; Improves Net Loss
from Continuing Operations by $10.4 Million to $227 Thousand

Reaffirms 2025 Guidance for Net Income of ~$1.3 Million on Revenue of Over $45 Million; Projects 2026 Net Income of ~$5.0 Million on Revenue of More than $60 Million

NEW YORK, NY / ACCESSWIRE / May 15, 2025 / 1847 Holdings LLC ("1847" or the "Company") (NYSE American: EFSH), a holding company specializing in identifying overlooked, deep-value investment opportunities in middle market businesses, today announced financial results for the three months ended March 31, 2025, and provided a business update.

First quarter 2025 financial highlights:

	Q1 2025	Q1 2024	Change
Revenue	$10.1 million	$2.1 million	+383.7%
Gross Profit	$5.2 million	$0.9 million	+477.6%
Gross Margin	51.7%	43.3%	+840 bps
Operating Loss	$(98,622)	$(3.2 million)	+$3.07 million
Net Loss from Continuing Operations	$(227,367)	$(10.6 million)	+$10.4 million
Cash Flow from Continuing Operations	$765,599	$(3.9 million)	+$4.7 million

Mr. Ellery W. Roberts, CEO of 1847, commented, “Our strong first quarter results reflect the successful execution of our growth strategy, driven largely by robust demand at CMD Inc. Revenue surged 384% year-over-year, reaching $10.1 million, while gross profit climbed 478% to $5.2 million. We increased gross margin by 840 basis points to 51.7% and reduced our net loss from continuing operations by over $10 million, underscoring the operational efficiency of our platform. Importantly, the Company generated positive cash flow from continuing operations of $765,599, a major milestone for 1847. We believe this demonstrates not only our improving financial fundamentals but also the scalability and cash flow potential of our business model.”

“We reaffirm our full-year 2025 guidance for revenue expected to exceed $45 million and expected net income of approximately $1.3 million. For 2026, we continue to expect net income to increase to $5.0 million and revenue to surpass $60 million. With disciplined execution and a scalable platform, we believe we are well-positioned for long-term value creation."

1847 Holdings remains focused on operational performance and financial execution, having significantly increased its revenue, enhanced margins, improved its net loss from continuing operations, and achieved positive cash flow from operations. A hearing with the NYSE American Listing Qualifications Panel regarding the Company’s delisting from NYSE American is scheduled for June 5. The Company believes its improving financial profile and strategic momentum position it favorably. If the appeal of the delisting determination is unsuccessful, the Company will assess the timing of a potential relisting on a national exchange based on market conditions.

Q1 2025 Financial Summary

Total revenues increased by $7,999,018, or 383.7%, to $10,083,472 from $2,084,454 in Q1 2024. This increase was primarily driven by the acquisition of CMD, which contributed $8,221,120 in revenue.

Total cost of revenues rose by $3,692,291, or 312.2%, to $4,874,990 from $1,182,699 in the prior year.

Personnel costs increased 92.0% to $1,748,240, general and administrative expenses increased 150.9% to $1,108,912, and professional fees decreased 17.5% to $2,098,562.

Total operating expenses were $10,182,094 compared to $5,252,487 in Q1 2024. This resulted in a loss from operations of $98,622, compared to $3,168,033 a year ago.

Total other expense, net, was $200,745 compared to $7,527,076 in Q1 2024, mainly due to a gain on change in fair value of warrant liabilities of $3,669,798, partially offset by non-cash charges including amortization of debt discounts and a loss on extinguishment of debt.

Net loss from continuing operations was $227,367, versus $10,606,109 in Q1 2024.

About 1847 Holdings LLC

1847 Holdings LLC (NYSE American: EFSH), a publicly traded diversified acquisition holding company, was founded by Ellery W. Roberts, a former partner of Parallel Investment Partners, Saunders Karp & Megrue, and Principal of Lazard Freres Strategic Realty Investors. 1847 Holdings' investment thesis is that capital market inefficiencies have left the founders and/or stakeholders of many small business enterprises or lower-middle market businesses with limited exit options despite the intrinsic value of their business. Given this dynamic, 1847 Holdings can consistently acquire businesses it views as "solid" for reasonable multiples of cash flow and then deploy resources to strengthen the infrastructure and systems of those businesses in order to improve operations. These improvements may lead to a sale or IPO of an operating subsidiary at higher valuations than the purchase price and/or alternatively, an operating subsidiary may be held in perpetuity and contribute to 1847 Holdings' ability to pay regular and special dividends to shareholders. For more information, visit www.1847holdings.com.

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Forward-Looking Statements

This press release may contain information about 1847 Holdings' view of its future expectations, plans and prospects that constitute forward-looking statements. All forward-looking statements are based on our management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to it. These statements are not statements of historical fact. Forward-looking statements are subject to a number of factors, risks and uncertainties, some of which are not currently known to us, that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial position. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include but are not limited to the risks set forth in "Risk Factors" included in our SEC filings.

Contact:

Crescendo Communications, LLC
Tel: +1 (212) 671-1020
Email: EFSH@crescendo-ir.com